Exhibit (j)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the DWS High Income Fund’s (the “Fund”) Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Fund’s Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 56 to the Registration Statement (Form N-1A, No. 2-60330) of our report dated November 24, 2009, on the financial statements and financial highlights of the DWS High Income Fund, included in the Fund’s Annual Report dated September 30, 2009.

/s/ERNST & YOUNG LLP

Boston, Massachusetts
January 25, 2010